JNL Series Trust 485BPOS

Ex. 99.28(d)(48)(ii)

Amendment to

JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and William Blair Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and William Blair Investment Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective April 25, 2022 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved a structure change and fund name change for the JNL/William Blair International Leaders Fund of the Trust to JNL Multi-Manager International Leaders Fund, effective April 27, 2026, wherein the Sub-Adviser will remain as a co-sub-adviser; and the Parties have agreed to amend Schedule A and Schedule B of the Agreement, effective April 27, 2026, to update the JNL/William Blair International Leaders Fund name to JNL Multi-Manager International Equity Fund.

Whereas, for clarity regarding multi-managed funds, the Parties have agreed to amend the following sections of the Agreement:

The sixth “Whereas” clause of the introductory section; and

Section 1. “Appointment of Sub-Adviser”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The sixth “Whereas” clause in the introductory section of the Agreement is hereby deleted and replaced with the following paragraph:

“Whereas, the Board of Trustees of the Trust (the “Board”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser listed on Schedule A attached hereto, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth;”

2)	The first paragraph of Section 1. “Appointment of Sub-Adviser” of the Agreement is hereby deleted and replaced with the following paragraph:

“The Adviser hereby appoints Sub-Adviser to act as the investment sub-adviser for each Fund, subject to the supervision and control of the Adviser and the Board and in accordance with the terms and conditions of this Agreement. Such appointment may be limited to a portion of Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates.”

3)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 27, 2026, attached hereto.

4)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated April 27, 2026, attached hereto.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)	Each of the Parties represents and warrants to the other that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2026.

Jackson National Asset Management, LLC		William Blair Investment Management, LLC
By:	/s/ Emily J. Bennett	By:	/s/ Robert Duwa, CFA, Partner
Name:	Emily J. Bennett	Name:	Robert Duwa, CFA, Partner
Title:	VP and Deputy General Counsel	Title:	Head of Global Distribution

Schedule A

Dated April 27, 2026

Funds
JNL Multi-Manager International Equity Fund*

* For the portion of the Average Daily Net Assets managed by William Blair Investment Management, LLC.

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL Multi-Manager International Equity Fund*
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

* For the portion of the Average Daily Net Assets managed by William Blair Investment Management, LLC.

B-1